UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2013

International Monetary Systems, Ltd

(Exact name of registrant as specified in its charter)

Wisconsin	0-30853	39-1924096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16901 West Glendale Dr. New Berlin, WI	53151
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 262-780-3640

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐ Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

ITEM 8.01   OTHER ITEMS

In a press release dated July31, 2013, filed herewith as exhibit 99.1 and incorporated by reference herein, International Monetary Systems, LTD. (the “Company”) announced that on May 7, 2013, the Company‘s shareholders approved a one-for-ten reverse stock split for all issued and outstanding shares, to be effective on August 1, 2013 (the “effective date”).

After completing the administrative procedures, for purposes of trading on the OTC Bulletin Board, the reverse split was approved and will take effect at the open of business on 8/1/2013. The stock will trade under the symbol ITNMD for twenty days and then revert to ITNM.

On this effective date, all issued and outstanding shares shall be consolidated to the extent that the issued and outstanding shares of Common Stock shall be reduced from 7,251,885 prior to the one-for-ten reverse stock split to 725,188 following the reverse stock split. No fractional shares shall be issued. In lieu of issuing fractional shares, the Company will pay, to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split, cash at a price of $0.85 per pre-split share. This reverse stock split did not adversely affect the rights or preferences of the holders of the outstanding shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Monetary Systems, Ltd.

Date: July 31, 2013	By:	/s/ David Powell
Name: David Powell
Title: Principal Financial Officer